Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces Fourth Quarter and Year End 2009 Results

2009 Financial Results

Fourth Quarter 2009

New York, NY, February 19, 2010 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended December 31, 2009, GAAP income was $16.5 million, or $0.31 per diluted share, compared to a GAAP loss of $51.48 per diluted share for the quarter ended December 31, 2008.

GAAP income of $16.5 million consists of net interest income less expenses (net of preferred dividends) of $12.7 million plus other income of $30.7 million, less impairments of $26.9 million.

Other income is primarily related to gains on the extinguishment of CDO debt. In the fourth quarter, Newcastle repurchased a face amount of $36.9 million of CDO bonds for $7.6 million. As a result, Newcastle recorded a gain on extinguishment of debt of $29.1 million for the fourth quarter 2009.

Full Year 2009

GAAP loss was $223.4 million, or $4.23 per diluted share, compared to GAAP loss of $56.81 per diluted share for 2008.

The GAAP loss of $223.4 million consists of net interest income less expenses (net of preferred dividends) of $98.1 million plus other income of $227.1 million, less impairments of $548.6 million.

Other income is primarily related to gains on the extinguishment of CDO debt. In 2009, Newcastle repurchased a face amount of $246.7 million of CDO bonds for $29.9 million. As a result, Newcastle recorded a gain on extinguishment of debt of $215.3 million for 2009.

For a reconciliation of net income (loss) applicable to common stockholders to net interest income less expenses (net of preferred dividends), please refer to the tables following the presentation of the GAAP results.

Recourse Debt Reduction

In the fourth quarter, the Company reduced its non-agency recourse debt by $7 million and decreased its FNMA/FHLMC recourse debt by $2 million. As detailed below, the Company’s unrestricted cash balance currently exceeds its non-agency recourse liabilities (excluding our junior subordinated notes, which are long-term obligations).

Financing and Liquidity

Certain details regarding our liquidity and current financings are set forth below as of February 17, 2010:

•	Cash – We had unrestricted cash of $59 million. In addition, we had $201 million of restricted cash for reinvestment in our CDOs;

•

Margin Exposure – We have no financings subject to margin calls, other than one repurchase agreement with a face amount of $40 million, which finances our FNMA/FHLMC investments and four interest rate swap agreements with an aggregate notional amount of $67 million; and

•	Recourse Financings – Substantially all of our assets, other than our FNMA/FHLMC investments, are currently financed with term debt subject to amortization payments.

The following table illustrates the change in our unrestricted cash and recourse financings, excluding our junior subordinated notes ($ in millions):

	February 17, 2010	December 31, 2009	September 30, 2009
Unrestricted Cash	$59	$68	$73

Recourse Financings
Non-FNMA/FHLMC (non-agency)
Real Estate Securities, Loans, and Properties	21	32	36
Manufacturing Housing Loans	8	10	13

Subtotal	29	42	49

FNMA/FHLMC Investments	40	40	42

Total Recourse Financings	$69	$82	$91

The following table summarizes the scheduled repayments of our non-agency recourse financings ($ in millions):

Scheduled Repayments
February 18, 2010 to March 31, 2010	$9
2nd Quarter 2010	16
3rd Quarter 2010	4

Total Recourse Financings	$29

The following table summarizes our cash receipts in the fourth quarter 2009 from our CDO financings, their related coverage tests, and negative watch assets ($ in thousands):

	Primary Collateral Type	Cash Receipts (1)	Interest Coverage % Excess Jan 31, 2010 (2)	Over Collateralization % Excess			Assets on Negative Watch (3)
				Jan 31, 2010 (2)	Dec 31, 2009 (2)	Sep 30, 2009 (2)

CDO IV	Securities	$128	122.1%	-6.8%	-6.8%	-6.5%	$88,623
CDO V	Securities	165	215.0%	-3.8%	-3.8%	2.7%	135,690
CDO VI	Securities	142	45.6%	-24.3%	-21.8%	-15.5%	184,413
CDO VII	Securities	139	69.3%	-51.9%	-49.2%	-26.3%	229,450
CDO VIII	Loans	3,720	287.5%	8.5%	9.8%	2.7%	130,121
CDO IX	Loans	5,134	354.8%	11.0%	10.5%	6.1%	41,750
CDO X	Securities	3,451	181.5%	5.1%	2.8%	1.6%	239,965

Total		$12,879					$1,050,012

(1)	Represents net cash received from each CDO based on all of our interests in such CDO (including senior management fees). Cash receipts for the quarter-ended December 31, 2009, may not be indicative of cash receipts for subsequent periods. See forward-looking statements below for risks and uncertainties that could cause our cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents excess or deficiency under the applicable interest coverage or over collateralization tests to the first threshold at which cash flow would be redirected. We generally do not receive material cash flow from the CDO until the deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before January 31, 2010, December 31, 2009, or September 30, 2009, as applicable. CDO IV and V test results are only applicable on a quarterly basis (December, March, June and September).
(3)	Represents the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch). Amounts are as of the determination date of December 2009 remittances for CDO IV and V (these test results are only applicable on a quarterly basis) and as of the latest determination date of January 2010 remittances for all other CDOs. The amounts include CDO bonds of $54.6 million issued by Newcastle, which are eliminated in consolidation and not reflected in our investment portfolio segments.

•	The cash receipts above include $0.9 million of non-recurring fees received in the CDOs.

•

Results do not include the expected default of our $59.1 million of Stuyvesant Mezzanine loan held in CDO IX, which would eliminate a substantial amount of our excess overcollateralization cushion in CDO IX.

Book Value

Our GAAP book value increased to $(33.89) per share, or $(1.8) billion at December 31, 2009, up from $(38.20) per share, or $(2.0) billion at September 30, 2009.

Dividends

For the quarter ended December 31, 2009, Newcastle’s Board of Directors elected not to pay a common stock or preferred stock dividend. The Company decided to retain capital for liquidity and for working capital purposes.

Investment Portfolio

Newcastle’s $5.6 billion investment portfolio (with a basis of $3.2 billion) consists of commercial, residential and corporate debt. During the quarter, the portfolio decreased by $84.0 million primarily as a result of principal repayments of $102.7 million, sales of $53.0 million and actual principal writedowns of $16.1 million, offset by purchases of $78.7 million.

The following table describes our investment portfolio as of December 31, 2009 ($ in millions):

	Face Amount $	Basis Amount $ (1)	% of Basis	Number of Investments	Credit (2)	Weighted Average Life (yrs) (3)
Commercial Assets
CMBS	$2,458	$1,467	45.4%	294	BB	3.1
Mezzanine Loans	718	240	7.4%	21	69%	1.9
B-Notes	308	80	2.5%	11	76%	1.9
Whole Loans	93	55	1.7%	4	36%	1.6

Total Commercial Assets	3,577	1,842	57.0%			2.7

Residential Assets
MH and Residential Loans	484	375	11.6%	12,613	699	6.5
Subprime Securities	463	187	5.8%	104	B	4.6
Real Estate ABS	86	66	2.0%	26	BB+	4.4
Subprime Retained Securities & Residuals	62	2	0.1%	7	C	1.8

	1,095	630	19.5%			5.3

FNMA/FHLMC Securities	46	46	1.4%	3	AAA	3.8

Total Residential Assets	1,141	676	20.9%			5.2

Corporate Assets
REIT Debt	518	513	15.9%	59	BB+	4.2
Corporate Bank Loans	314	199	6.2%	10	CCC-	3.4

Total Corporate Assets	832	712	22.0%			3.9

Total/Weighted Average (4)	$5,550	$3,230	100.0%			3.4

(1)	Net of impairments.
(2)	Credit represents weighted average of minimum rating for rated assets, LTV (based on the appraised value at the time of purchase) for non-rated commercial assets, FICO score for non-rated residential assets and an implied AAA rating for FNMA/FHLMC securities. Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time.
(3)	Weighted average life represents the timing of expected principal reduction on the asset.
(4)	Excludes operating real estate held for sale of $10 million and loans subject to call option with a face amount of $406 million.

Commercial Assets

We own $3.6 billion of commercial assets (with a basis of $1.8 billion), which includes CMBS, mezzanine loans, B-Notes and whole loans.

•

During the quarter, we purchased $77.8 million, sold $7.5 million, had principal repayments of $49.0 million and had $ 1.3 million of actual principal writedowns for a net increase of $20.0 million. We purchased 11 CMBS assets with an average rating of “A.”

•	We had no commercial assets upgraded, 13 securities or $ 160.9 million affirmed and 43 securities or $461.7 million downgraded (from an average rating of BBB- to B).

CMBS portfolio ($ in thousands):

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Basis	Delinquency 60+/FC/REO (3)	Principal Subordination (4)	Weighted Average Life (yrs)

Pre 2004	BBB+	84	434,496	417,820	28.5%	5.0%	12.4%	3.1
2004	BB+	61	434,515	305,844	20.8%	3.8%	5.7%	3.5
2005	BB-	53	600,343	200,292	13.7%	3.0%	5.9%	3.0
2006	BB+	55	527,422	361,051	24.6%	2.0%	10.9%	3.1
2007	B	40	450,375	171,818	11.7%	4.8%	10.9%	2.4
2009	BBB-	1	11,000	10,060	0.7%	0.0%	0.0%	9.9

TOTAL/WA	BB	294	2,458,151	1,466,885	100.0%	3.6%	9.0%	3.1

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time. We had approximately $850.9 million of CMBS assets that are on negative watch for possible downgrade by at least one rating agency as of December 31, 2009.
(3)	The percentage of underlying loans that are 60+ days delinquent, or in foreclosure or considered real estate owned (REO).
(4)	The percentage of the outstanding face amount of securities that is subordinate to our investments.

Mezzanine loans, B-Notes and whole loans portfolio ($ in thousands):

	Mezzanine Loans	B-Notes	Whole Loans	Total

Face Amount ($)	718,298	308,082	93,305	1,119,685
Basis Amount ($)	240,185	79,427	55,408	375,020

Number	21	11	4	36

WA First $ Loan To Value (1)	55.6%	61.9%	0.0%	52.7%
WA Last $ Loan To Value (1)	69.3%	75.9%	36.1%	68.4%

Delinquency (%) (2)	6.9%	42.7%	0.0%	16.2%

(1)	Loan To Value is based on the appraised value at the time of purchase.
(2)	The percentage of underlying loans that are non-performing, in foreclosure, under bankruptcy filing or considered real estate owned.

Residential Assets

We own $1.1 billion of residential assets (with a basis of $0.7 billion), which includes manufactured housing loans (“MH”), residential loans, subprime securities and FNMA/FHLMC securities.

•

During the quarter, we purchased $0.9 million, had principal repayments of $29.4 million and actual principal writedowns of $14.8 million for a net decrease of $43.3 million. We purchased one ABS asset with a rating of “BBB.”

•	We had no ABS securities upgraded or affirmed, and 23 securities or $59.9 million downgraded (from an average rating of BB+ to CCC).

Manufactured housing and residential loans portfolios ($ in thousands):

Deal	Face Amount $	Basis Amount $	% of Basis	Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO (1)	Cumulative Loss to Date

MH Loans Portfolio 1	170,452	119,482	31.8%	99	327,855	1.7%	5.5%
MH Loans Portfolio 2	243,781	202,025	53.8%	129	434,743	1.3%	3.6%
Residential Loans Portfolio 1	66,136	50,320	13.4%	91	646,357	9.1%	0.2%
Residential Loans Portfolio 2	3,795	3,516	1.0%	64	83,950	0.0%	0.0%

TOTAL/WA	484,164	375,343	100.0%	113	1,492,905	2.5%	3.8%

(1)	The percentage of loans that are 90+ days delinquent, or in foreclosure or considered real estate owned (REO).

Subprime securities portfolio excluding our residuals and retained interests in our own securitizations ($ in thousands):

Security Characteristics:

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Basis	Principal Subordination (3)	Excess Spread (4)

2003	BB-	15	22,147	13,593	7.3%	21.3%	4.4%
2004	B-	31	96,253	35,218	18.8%	12.9%	4.2%
2005	B	38	162,249	43,224	23.1%	24.2%	5.1%
2006	CCC	12	102,604	43,042	23.0%	18.5%	4.9%
2007	BB	8	79,250	52,122	27.8%	29.5%	4.7%

TOTAL/WA	B	104	462,503	187,199	100.0%	21.3%	4.7%

Collateral Characteristics:

Vintage (1)	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date

2003	82	0.11	8.9%	17.4%	2.7%
2004	68	0.15	9.1%	20.8%	2.7%
2005	55	0.24	13.4%	35.8%	7.7%
2006	41	0.56	14.1%	42.1%	10.5%
2007	39	0.65	20.6%	34.1%	10.7%

TOTAL/WA	53	0.35	13.7%	32.9%	7.5%

Real Estate ABS portfolios ($ in thousands):

Security Characteristics:

Asset Type	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Basis	Principal Subordination (3)	Excess Spread (4)

Manufactured Housing	BBB+	9	51,276	49,795	75.9%	36.8%	2.3%
Small Business Loans	B	17	34,730	15,799	24.1%	17.7%	3.4%

TOTAL/WA	BB+	26	86,006	65,594	100.0%	29.1%	2.8%

Collateral Characteristics:

Asset Type	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date

Manufactured Housing	110	0.37	7.9%	4.5%	9.9%
Small Business Loans	65	0.58	4.7%	14.5%	4.3%

TOTAL/WA	92	0.46	6.6%	8.5%	7.6%

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time. We had approximately $21.1 million of ABS securities that are on negative watch for possible downgrade by at least one rating agency as of December 31, 2009.
(3)	The percentage of the outstanding face amount of securities and residual interests that is subordinate to our investments.

(4)	The annualized amount of interest received on the underlying loans in excess of the interest paid on the securities, as a percentage of the outstanding collateral balance.
(5)	The ratio of original unpaid principal balance of loans still outstanding.
(6)	Three month average constant prepayment rate.
(7)	The percentage of underlying loans that are 90+ days delinquent, or in foreclosure or considered real estate owned (REO).

Corporate Assets

We own $832 million of corporate assets (with a basis of $712 million), including REIT debt and corporate bank loans.

•

During the quarter, we sold $45.5 million and had principal repayments of $24.3 million for a decrease of $69.8 million. Our sales consisted of nine REIT assets and one bank loan with an average rating of “B-.”

•	We had no REIT assets upgraded or affirmed and one REIT asset or $10.0 million downgraded (from a rating of BBB+ to BBB). We had one bank loan or $20.5 million downgraded (from a rating of B- to CC).

REIT debt portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Basis

Retail	BBB-	17	142,460	134,512	26.2%
Diversified	CCC+	12	123,836	124,344	24.3%
Office	BBB	12	125,469	127,532	24.9%
Multifamily	BBB	4	18,765	17,537	3.4%
Hotel	BBB	4	30,220	30,771	6.0%
Healthcare	BBB-	6	51,600	51,379	10.0%
Storage	A-	1	5,000	5,073	1.0%
Industrial	BB-	3	20,865	21,372	4.2%

TOTAL/WA	BB+	59	518,215	512,520	100.0%

Corporate bank loan portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Basis

Real Estate	D	3	82,828	48,943	24.6%
Media	CC	2	112,000	42,956	21.6%
Resorts	BB-	1	71,449	64,363	32.4%
Restaurant	B	2	19,400	16,065	8.1%
Transportation	NR	1	27,000	25,110	12.6%
Theaters	B+	1	1,457	1,391	0.7%

TOTAL/WA	CCC-	10	314,134	198,828	100.0%

(1)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time. We did not have any REIT assets or bank loans that are on negative watch for possible downgrade by any rating agency as of December 31, 2009.

Conference Call

Newcastle’s management will conduct a live conference call today, February 19, 2010, at 11:00 A.M. Eastern Time to review the financial results for the quarter and full year ended December 31, 2009. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Friday, March 5, 2010 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “55209464.”

About Newcastle

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that the ongoing challenging credit and liquidity conditions continue to cause downgrades of a significant number of our securities and recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Interest income	$361,866	$468,867	$74,833	$107,406
Interest expense	218,410	307,303	51,256	70,564

Net interest income	143,456	161,564	23,577	36,842

Impairment
Provision for credit losses on loan pools	—	8,457	—	2,007
Valuation allowance (reversal) on loans (held for sale in 2009)	15,007	985,677	(68,086)	908,761
Other-than-temporary impairment on securities	603,768	1,997,696	77,077	1,728,480
Portion of other-than-temporary impairment on securities recognized in other comprehensive income	(70,235)	—	17,870	—

	548,540	2,991,830	26,861	2,639,248

Net interest income (loss) after impairment	(405,084)	(2,830,266)	(3,284)	(2,602,406)

Other Income (Loss)
Gain (loss) on settlement of investments, net	11,438	(58,668)	3,650	(62,588)
Gain on extinguishment of debt	215,279	13,824	29,070	(24)
Other income (loss), net	262	(76,122)	(1,931)	(40,329)
Equity in earnings of unconsolidated subsidiaries	420	8,157	139	(32)

	227,399	(112,809)	30,928	(102,973)

Expenses
Loan and security servicing expense	5,034	6,649	1,165	1,413
General and administrative expense	8,609	7,297	1,788	1,678
Management fee to affiliate	17,968	18,388	4,493	4,597
Depreciation and amortization	290	289	72	71

	31,901	32,623	7,518	7,759

Income (loss) from continuing operations	(209,586)	(2,975,698)	20,126	(2,713,138)
Income (loss) from discontinued operations	(318)	(9,654)	(222)	(930)

Net Income (Loss)	(209,904)	(2,985,352)	19,904	(2,714,068)
Preferred dividends	(13,501)	(13,501)	(3,375)	(3,375)

Income (Loss) Applicable to Common Stockholders	$(223,405)	$(2,998,853)	$16,529	$(2,717,443)

Income (loss) Per Share of Common Stock
Basic	$(4.23)	$(56.81)	$0.31	$(51.48)

Diluted	$(4.23)	$(56.81)	$0.31	$(51.48)

Income (loss) from continuing operations per share of common stock, after preferred dividends
Basic	$(4.22)	$(56.63)	$0.32	$(51.46)

Diluted	$(4.22)	$(56.63)	$0.32	$(51.46)

Income (loss) from discontinued operations per share of common stock
Basic	$(0.01)	$(0.18)	$(0.01)	$(0.02)

Diluted	$(0.01)	$(0.18)	$(0.01)	$(0.02)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	52,863,993	52,785,305	52,905,413	52,789,050

Diluted	52,863,993	52,785,305	52,905,413	52,789,050

Dividends Declared per Share of Common Stock	$—	$0.750	$—	$—

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31, 2009	December 31, 2008
Assets
Real estate securities, available for sale	$1,830,795	$1,668,748
Real estate related loans, held for sale, net	573,862	843,212
Residential mortgage loans, held for sale, net	383,647	409,632
Subprime mortgage loans subject to call option	403,006	398,026
Investments in unconsolidated subsidiaries	193	384
Operating real estate, held for sale	9,966	11,866
Cash and cash equivalents	68,300	49,746
Restricted cash	205,378	44,282
Receivables and other assets	39,481	47,727

	$3,514,628	$3,473,623

Liabilities and Stockholders’ Equity (Deficit)

Liabilities
CDO bonds payable	4,058,928	4,359,981
Other bonds payable	303,697	380,620
Repurchase agreements	71,309	276,472
Financing of subprime mortgage loans subject to call option	403,006	398,026
Junior subordinated notes payable	103,264	100,100
Derivative liabilities	207,154	333,977
Due to affiliates	1,497	1,532
Accrued expenses and other liabilities	6,425	16,447

	5,155,280	5,867,155

Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding	152,500	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,912,513 and 52,789,050 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	529	528
Additional paid-in capital	1,033,520	1,033,416
Accumulated deficit	(2,193,383)	(3,272,403)
Accumulated other comprehensive income (loss)	(633,818)	(307,573)

	(1,640,652)	(2,393,532)

	$3,514,628	$3,473,623

Newcastle Investment Corp.

Reconciliation of Net Interest Income Less Expenses (Net of Preferred Dividends)

(dollars in thousands)

(Unaudited)

	Three Months Ended
	December 31, 2009	December 31, 2008
Net Income (Loss) Applicable to Common Stockholders	$16,529	$(2,717,443)
Add (Deduct):
Impairment	26,861	2,639,248
Other (Income) Loss	(30,928)	102,973
Loss from discontinued operations	222	930

Net Interest Income less Expenses (Net of Preferred Dividends)	$12,684	$25,708

	Year Ended
	December 31, 2009	December 31, 2008
Net Income (Loss) Applicable to Common Stockholders	$(223,405)	$(2,998,853)
Add (Deduct):
Impairment	548,540	2,991,830
Other (Income) Loss	(227,399)	112,809
Loss from discontinued operations	318	9,654

Net Interest Income less Expenses (Net of Preferred Dividends)	$98,054	$115,440